Exhibit 99.1

DEAN FOODS ANNOUNCES 1-for-2 REVERSE STOCK SPLIT

DALLAS, August 14, 2013 – Dean Foods Company (NYSE: DF) today announced a 1-for-2 reverse stock split of issued Dean Foods common stock.

Dean Foods anticipates the reverse stock split will be effective after the close of trading on Monday, August 26, 2013, and Dean Foods common stock will begin trading on a split adjusted basis on the New York Stock Exchange (NYSE) at the opening of trading on Tuesday, August 27, 2013.

In May, the Company’s stockholders approved a proposal to give the Board of Directors the discretion to effect a reverse stock split following the spin-off of The WhiteWave Foods Company. Gregg Tanner, Chief Executive Officer and Director of Dean Foods, said “We have unlocked significant stockholder value over the past year through the strategic realignment of Dean Foods and the separation of our former business units. We believe the reverse stock split will provide an additional benefit by making our common stock a more attractive and cost effective choice for many investors.”

When the reverse stock split becomes effective, every two shares of issued Dean Foods common stock (including shares of common stock held in the Company’s treasury) will be automatically combined into one share of common stock. This will reduce the number of issued and outstanding shares of Dean Foods common stock from approximately 188.5 million to approximately 94.3 million. The reverse stock split will not change the authorized number of shares of common stock or preferred stock of the Company or the par value of the Company’s common stock or preferred stock, but will effect a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding stock options and vesting of restricted stock awards, and the number of shares of common stock eligible for issuance under the Company’s 2007 Stock Incentive Plan. Dean Foods common stock will continue trading on the NYSE under the trading symbol “DF” but will trade under a new CUSIP number (242370 203) and ISIN number (US2423702032).

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share of Dean Foods common stock will be entitled to receive a cash payment in lieu of the fractional share. Computershare will act as the Company’s Exchange Agent in connection with the reverse stock split. Stockholders will receive the notices, forms and instructions regarding the exchange of their pre-split shares for post-split shares from the Exchange Agent or their broker.

The reverse stock split applies to issued shares, including shares held in treasury, of Dean Foods common stock. The Company intends to submit a proposal at the Company’s 2014 Annual Meeting of Stockholders to amend its certificate of incorporation to reduce the authorized shares of common stock of the Company by the same 1-for-2 ratio as determined in the reverse stock split. Additional information on the treatment of fractional shares and other effects of the reverse split can be found in Dean Foods’ definitive proxy statement filed with the Securities and Exchange Commission on April 12, 2013.

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, Pet®, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 19,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, Dean Foods’ plans for a reverse stock split of its common stock. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. For risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438